FOR IMMEDIATE RELEASE

Contact:	Michele M. Thompson President and Chief Financial Officer
Phone:	(219) 362-7511
Fax:	(219) 326-6048

LAPORTE BANCORP, INC. ANNOUNCES EARNINGS
FOR THE FIRST QUARTER OF 2016

LaPorte, Indiana, April 27, 2016 – LaPorte Bancorp, Inc. (the “Company”) (Nasdaq: LPSB), the holding company for The LaPorte Savings Bank (the “Bank”), reported net income of $595,000, or $0.11 per diluted share, for the three months ended March 31, 2016, compared to $1.0 million, or $0.18 per diluted share, for the three months ended March 31, 2015.

Lee A. Brady, Chief Executive Officer of LaPorte Bancorp, Inc. commented, “Our earnings were down considerably during the first quarter of 2016 from the prior year quarter due to $641,000 in expenses related to our recently announced merger with LaPorte, Indiana-based Horizon Bancorp. We are pleased with the opportunity to join the Horizon Bank family and the increased opportunities we believe this will provide our customers, employees, and the communities we serve.”

Three Months Ended March 31, 2016 Compared to Three Months Ended March 31, 2015

Net interest income increased to $4.2 million for the three months ended March 31, 2016 from $3.9 million for the comparable 2015 period. Net interest margin increased 13 basis points to 3.49% for the three months ended March 31, 2016 compared to 3.36% for the prior year period. Interest income increased $454,000 for the three months ended March 31, 2016 as the average balance of interest earning assets increased $24.9 million, or 5.40%, and the average yield earned on these assets increased 18 basis points from the comparable 2015 period. Partially offsetting this increase was a $91,000 increase in interest expense as the average balance of interest-bearing liabilities increased $15.5 million, or 4.3%, and the average cost of interest-bearing liabilities increased by seven basis points for the three months ended March 31, 2016 as compared to the prior year period.

Interest income increased $454,000, or 10.1%, to $4.9 million for the three months ended March 31, 2016 compared to the prior year period. During the first quarter of 2016, interest income from loans increased $523,000 from the prior year period to $4.1 million primarily due to a 10.2% increase in the average balance of loans outstanding to $326.0 million for the three months ended March 31, 2016 from $295.7 million for the prior year period. The average yield earned on loans also increased to 5.06% for the three months ended March 31, 2016 from 4.87% for the prior year period.

Interest income on commercial real estate loans increased $176,000, or 18.2%, during the first quarter of 2016 due to a $19.4 million, or 25.7%, increase in the average balance of these loans and was partially offset by a 31 basis point decrease in the average yield earned. The increase in the average balance was due to the higher level of originations during 2015. The average yield decreased due to competition within the lending markets that we serve.

LaPorte Bancorp, Inc. - Page 2

Interest income on mortgage warehouse loans increased $123,000, or 8.3%, during the first quarter of 2016 primarily due to an increase in fees earned on loans funded as overall warehouse activity has increased as a result of the 2015 addition of the mortgage warehouse participant program. The average yield earned on mortgage warehouse loans increased 87 basis points to 5.81% for the first quarter of 2016 from 4.94% for the prior year period. These increases were partially offset by a $9.6 million, or 8.0%, decrease in the average balance of these loans during the first quarter of 2016 when compared to the prior year period. Overall, the number of transactions and activity increased from the prior year period due to an increase in the number of warehouse lines as well as the funding capacity added by the mortgage warehouse participants. We continue to receive fee income related to all warehouse transactions in addition to servicing income on the participated balances.

Interest income on commercial construction loans increased $81,000, or 172.3%, during the first quarter of 2016 primarily due to a $7.5 million, or 176.9%, increase in the average balance of these loans from the prior year period primarily as a result of construction draws on existing construction loans.

Interest income on five or more family commercial real estate loans increased $69,000, or 33.8%, during the first quarter of 2016 primarily due to a $6.3 million, or 38.5%, increase in the average balances on these loans when compared to the prior year period. The increase was partially offset by a 17 basis point decrease in the average yield earned on these loans during the first quarter of 2016.

Interest income on securities available for sale decreased $123,000, or 15.0%, to $695,000 during the first quarter of 2016 compared to the same 2015 period primarily due to a decrease of $26.7 million, or 17.9%, in the average balance of these securities to $122.2 million for the first quarter of 2016 from $148.9 million for the prior year period. The decrease in securities was primarily used to fund the increase in loan balances and to shift a portion of these funds to interest earning time deposits. Interest income on fed funds sold and other interest-earning deposits increased $54,000 primarily due to a $15.2 million, or 300%, increase in the average balance of fed funds sold combined with the reinvestment of proceeds from investment securities and paydowns into interest earning time deposits. In addition, the average yield earned on these funds increased 25 basis points due to the 25 basis point increase in the federal funds interest rate in December 2015.

Interest expense increased $91,000, or 15.0%, to $696,000 for the three months ended March 31, 2016 from $605,000 for the prior year period. Interest expense on deposit accounts increased $46,000, or 15.6%, to $340,000 for the first quarter of 2016 when compared to the prior year period primarily due to interest expense on interest-bearing checking deposits. The average balance of interest-bearing deposit accounts increased by $41.5 million, or 72.5%, during the first quarter of 2016 as a result of an increase in public funds and mortgage warehouse participant accounts. The average cost paid on these deposits increased eight basis points due to rates paid on public fund accounts and the impact of the higher rates paid on our reward checking product that was implemented in the fourth quarter of 2015.

In addition, interest expense on borrowings increased $45,000 during the first quarter of 2016 from the prior year period. Interest expense related to Federal Home Loan Bank (“FHLB”) advances increased $41,000 during the first quarter of 2016 primarily due to a 74 basis point increase in the average cost of these borrowings and the impact of the Bank’s three interest rate swaps that began in March and June 2015 and March 2016. The fixed interest rates associated with these swaps are 2.09%, 2.23%, and 2.82% with the Bank receiving one month LIBOR. These swaps mature in five years from issuance in March and June 2020 and March 2021. Partially offsetting the increase in the cost of FHLB advances was a $18.6 million decrease in the average balance of these FHLB borrowings when compared to the prior year period.

The Company did not record a provision for loan losses during the first quarter of 2016, which was a decrease of $105,000 from the prior year period due to lower charge-offs and improving credit quality trends during the current quarter.

LaPorte Bancorp, Inc. - Page 3

Noninterest income increased $64,000, or 10.6%, to $666,000 for the three months ended March 31, 2016 from $602,000 for the prior year period. Loan servicing fees increased by $85,000 due to $84,000 of servicing fees recorded on mortgage warehouse loan participations combined with $6,000 of lower provisions for mortgage servicing rights during the first quarter of 2016 when compared to the prior year period. Wire transfer fees increased $40,000 during the first quarter of 2016 due to the increase in mortgage warehouse activity when compared to the prior year period. Gains on mortgage banking activities increased $26,000 as mortgage originations from purchase activity and associated sales were higher during the first quarter of 2016 when compared to the prior year period. Partially offsetting these increases was a decrease of $50,000 of net gains on the sales of securities when compared to the prior year period. In addition, net gains on other assets decreased $40,000 during the first quarter of 2016, primarily due to a $30,000 write-down on a commercial other real estate owned property based on a recent purchase offer.

Noninterest expense increased $894,000, or 27.4%, to $4.2 million for the three months ended March 31, 2016 when compared to the prior year period primarily due to an increase of $638,000 in legal and other consulting expenses. During the first quarter of 2016, legal and investment banking costs associated with the pending merger with Horizon Bancorp totaled $641,000. Salaries and employee benefits expense increased $216,000 when compared to the prior year period due to an increase in payroll expense related to annual merit increases, mortgage warehouse bonuses, and new positions since the first quarter of 2015. The expense related to the Company’s employee stock ownership plan also increased $26,000 in the first quarter of 2016 due to the increase in our stock price. Group insurance costs increased $21,000 due to higher health care costs in 2016. In addition, deferred lending costs decreased by $57,000 due to lower commercial and residential mortgage loan originations during the first quarter of 2016 when compared to the prior year period. Collection and other real estate owned expenses increased $67,000 during the first quarter of 2016 due to increased legal and collection costs related to one commercial real estate loan relationship and the land parcels held in other real estate owned. Data processing expense increased $25,000 during the first quarter of 2016 due to higher core processing costs combined with upgrades to our disaster recovery and back up systems.

Partially offsetting the above increases, advertising expenses decreased $40,000 during the first quarter of 2016 due to lower costs incurred for advertising campaigns for our loan production office in St. Joe, Michigan, and other promotional items. Occupancy and equipment costs decreased $39,000 primarily due to lower utilities, snow removal, and maintenance items during the first quarter of 2016 as compared to the prior year quarter.

Income before income taxes decreased $362,000, or 32.7%, to $746,000 for the three months ended March 31, 2016 from $1.1 million for the prior year period, which led to a decrease in income tax expense for the three months ended March 31, 2016 to $151,000 from $156,000 for the prior year period. The Company’s effective tax rate for the three months ended March 31, 2016 was 20.2%, an increase from 14.1% for the comparable 2015 period. The increase in the effective tax rate was primarily due to the nondeductible expenses associated with the merger that were incurred during the first quarter of 2016.

Asset Quality

Total nonperforming assets increased $42,000, or 0.9%, to $4.6 million at March 31, 2016 from $4.5 million at December 31, 2015. The nonperforming assets to total assets ratio increased to 0.87% at March 31, 2016 from 0.84% at December 31, 2015.

During the first quarter of 2016, nonperforming loans increased $72,000 to $2.4 million at March 31, 2016 from $2.3 million at December 31, 2015 primarily due to a $94,000 residential mortgage loan that is past due 90 days and still accruing as the borrower was waiting to receive payment assistance through a government program. The loan was subsequently brought current as the payments were received by the Bank in April. In addition, the Bank transferred a $40,000 residential mortgage loan to nonaccrual status during the first quarter of 2016. These increases were partially offset by payments received on nonaccrual commercial real estate, construction, and home equity loans. At March 31, 2016, our nonperforming loans to total loans ratio increased to 0.71% from 0.68% at December 31, 2015 as a result of the increase in nonperforming loans and a decrease in total loans outstanding.

LaPorte Bancorp, Inc. - Page 4

Other real estate owned totaled $2.2 million at March 31, 2016 and December 31, 2015. During the first quarter of 2016, we recorded a $30,000 write-down on one commercial real estate property. There was no other activity during the first quarter of 2016.

The Company’s analysis for the allowance for loan losses for the first quarter of 2016 reflected continued improvement in several asset quality metrics and trends, including charge-offs, classified assets, troubled debt restructurings, delinquencies, and current economic conditions. As such, no provision for the allowance for loan losses was recorded during the first quarter of 2016. Net recoveries for the three months ended March 31, 2016 totaled $2,000, compared to $25,000 in net charge-offs for the prior year period.

The allowance for loan losses totaled $3.6 million at March 31, 2016 and December 31, 2015. The allowance for loan losses to nonperforming loans ratio decreased to 150.2% at March 31, 2016 compared to 154.7% at December 31, 2015 primarily due to the increase in nonperforming loans. The allowance for loan losses to total loans ratio increased to 1.07% at March 31, 2016 from 1.05% at December 31, 2015 primarily due to the decrease in total loans at March 31, 2016 from December 31, 2015.

Balance Sheet Highlights

Total assets at March 31, 2016 decreased by $14.3 million, or 2.6%, to $528.9 million compared to $543.2 million at December 31, 2015, primarily due to decreases in cash and due from financial institutions, outstanding mortgage warehouse loan balances, and loans held for sale.

At March 31, 2016, loans totaled $341.1 million, a $4.1 million, or 1.2%, decrease from $345.2 million at December 31, 2015. The decrease was primarily due to a $6.6 million, or 5.1%, decrease in mortgage warehouse loans to $122.3 million at March 31, 2016 from $128.9 million at December 31, 2015. The decease in mortgage warehouse loans was primarily due to a three day faster turn time during the first quarter of 2016 compared to the last few months of 2015 as mortgage companies were able to comply more efficiently with new regulations on mortgage loans. We continue to utilize the warehouse participation program to provide additional availability to our customers when their demand increases, primarily at month end, or when there are backlogs in the secondary markets. The participation program allows us to utilize our liquidity to fund commercial loan growth while retaining processing, servicing, and wire transfer fees related to the mortgage warehouse loans.

Partially offsetting the decrease in mortgage warehouse loans was a $3.4 million, or 2.2%, increase in commercial loans to $158.3 million at March 31, 2016 from $154.8 million at December 31, 2015. The increase was primarily due to new originations as well as fundings of commercial real estate and commercial construction loans during 2015. The Company originated $5.4 million in commercial real estate loans during the first quarter of 2016 with an additional $1.0 million moving into permanent financing from commercial construction loans. During the first quarter of 2016, the Company funded $2.0 million on previously originated or purchased commercial construction loans.

Total deposits at March 31, 2016 decreased $29.8 million, or 7.6%, to $361.2 million from $391.0 million at December 31, 2015. Interest checking deposits decreased $15.2 million, or 14.3%, primarily due to decreases in mortgage warehouse participant accounts which will fluctuate due to funding needs in mortgage warehouse lending. Certificates of deposit and IRAs decreased $12.0 million, or 12.1%, due to maturities in brokered deposits that were not renewed. Money market accounts decreased $8.2 million, or 14.1%, primarily due to a decrease in one large public fund account.

Borrowings totaled $74.3 million at March 31, 2016, an increase of $14.1 million, or 23.5%, from $60.2 million at December 31, 2015. The increase in borrowings was primarily related to a $10.0 million advance entered into related to the start of the third forward-starting swap during March 2016 combined with the utilization of our short-term lines of credit to fund the decrease in deposits.

LaPorte Bancorp, Inc. - Page 5

Total shareholders’ equity increased $1.2 million, or 1.4%, to $86.7 million at March 31, 2016, compared to $85.5 million at December 31, 2015. Retained earnings increased $372,000 due to net income totaling $595,000 for the three months ended March 31, 2016 which was reduced by cash dividends paid totaling $223,000. Accumulated other comprehensive income increased $457,000 as unrealized gains on available-for-sale investments securities increased which were partially offset by an increase in unrealized losses on interest rate swaps. At March 31, 2016, the Bank continued to be well capitalized under its applicable regulatory capital requirements.

Company Profile

LaPorte Bancorp, Inc. is a Maryland-chartered stock holding company. The Company is headquartered at 710 Indiana Avenue, LaPorte, Indiana. Founded in 1871, The LaPorte Savings Bank is an Indiana-chartered savings bank that operates seven full service locations in the LaPorte and Porter County regions in Northwest Indiana and a mortgage loan production office in St. Joseph, Michigan. As a community-oriented savings bank, the Bank offers a variety of deposit and loan products to individuals and small businesses. Investors may obtain additional information about LaPorte Bancorp, Inc. and the Bank on the Internet at www.laportesavingsbank.com under Investor Relations. All information at and for the periods ended March 31, 2016 and 2015 has been derived from unaudited financial information.

LaPorte Bancorp, Inc. - Page 6

LAPORTE BANCORP, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	March 31, 2016	March 31, 2015	December 31, 2015
Income Statement Data
Loans, including fees	$4,124	$3,601	$4,098
Taxable securities	327	410	334
Tax exempt securities	368	408	376
Federal Home Loan Bank stock	43	43	43
Other interest income	73	19	53
Total interest and dividend income	4,935	4,481	4,904
Deposits	340	294	327
Federal Home Loan Bank advances	309	268	312
Subordinated debentures	47	42	44
Other short-term borrowings	—	1	1
Total interest expense	696	605	684
Net interest income	4,239	3,876	4,220
Provision for loan losses	—	105	—
Net interest income after provision for loan losses	4,239	3,771	4,220
Service charges on deposit accounts	75	76	86
ATM and debit card fees	105	103	108
Wire transfer fees	118	78	119
Earnings on bank owned life insurance, net	106	105	107
Net gains on mortgage banking activities	156	130	204
Loan servicing fees, net	98	13	93
Net gains on security sales	—	50	—
Net gains (losses) on other assets	(30)	10	39
Other income	38	37	28
Total noninterest income	666	602	784
Salaries and employee benefits	2,150	1,934	1,976
Legal and other consulting fees	659	21	250
Occupancy and equipment	429	468	353
Data processing	178	153	155
Bank examination fees	114	112	185
Collection and other real estate owned	98	31	102
FDIC insurance	69	70	72
Advertising	42	82	69
Amortization of intangible assets	11	14	11
Other expenses	409	380	278
Total noninterest expense	4,159	3,265	3,451
Income before income tax expense	746	1,108	1,553
Income tax expense	151	156	322
Net income	$595	$952	$1,231

Earnings per share:
Basic	$0.11	$0.18	$0.24
Diluted	0.11	0.18	0.23

LaPorte Bancorp, Inc. - Page 7

LAPORTE BANCORP, INC.
Average Balance Sheets
(Unaudited)
(Dollars in thousands)

	For the Three Months Ended March 31,
	2016			2015
	Average Outstanding Balance	Interest	Yield/Cost (1)	Average Outstanding Balance	Interest	Yield/Cost (1)
Assets:
Loans (2)	$326,041	$4,124	5.06%	$295,747	$3,601	4.87%
Taxable securities	73,824	327	1.77	96,291	410	1.70
Tax exempt securities (3)	48,416	368	3.04	52,640	408	3.10
Federal Home Loan Bank stock	4,029	43	4.27	4,275	43	4.02
Fed funds sold and other interest-earning deposits	34,159	73	0.85	12,613	19	0.60
Total interest-earning assets	486,469	4,935	4.06	461,566	4,481	3.88
Noninterest-earning assets	45,539			41,745
Total assets	$532,008			$503,311

Liabilities and equity:
Savings deposits	$66,525	$10	0.06%	$63,792	$9	0.06%
Money market accounts	55,415	52	0.38	57,932	55	0.38
Interest-bearing checking	98,676	73	0.30	57,215	32	0.22
Certificates of deposit and IRAs	92,189	205	0.89	98,748	198	0.80
Total interest bearing deposits	312,805	340	0.43	277,687	294	0.42
Federal Home Loan Bank advances	57,573	309	2.15	76,137	268	1.41
Subordinated debentures	5,155	47	3.65	5,155	42	3.26
Other short-term borrowings	—	—	—	1,061	1	0.38
Total borrowings	62,728	356	2.27	82,353	311	1.51
Total interest-bearing liabilities	375,533	696	0.74	360,040	605	0.67
Noninterest-bearing demand deposits	63,111			54,850
Other liabilities	6,847			5,724
Total liabilities	445,491			420,614
Equity	86,517			82,697
Total liabilities and equity	$532,008			$503,311

Net interest income		$4,239			$3,876
Net interest rate spread			3.32%			3.21%
Net interest-earning assets	$110,936			$101,526
Net interest margin			3.49%			3.36%
Average interest-earning assets to interest-bearing liabilities			129.54%			128.20%

(1)	Annualized, as applicable.
(2) The average balance of loans includes loans held for sale and nonperforming loans, interest on which is recognized on a cash basis.
(3) No tax-equivalent yield adjustments have been made.

LaPorte Bancorp, Inc. - Page 8

LAPORTE BANCORP, INC.
Balance Sheet Data and Financial Ratios
(Unaudited)
(Dollars in thousands)

	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Balance Sheet Data
Total assets	$528,924	$543,191	$544,692	$521,183	$527,189
Cash and cash equivalents	11,361	18,459	11,458	10,526	11,221
Interest-earning time deposits in other financial institutions	14,532	13,599	13,356	6,125	5,635
Investment securities	122,241	122,243	124,857	133,746	140,600
Loans held for sale, at fair value	686	3,581	1,356	1,594	512
Loans	341,087	345,186	356,327	331,606	331,920
Allowance for loan losses	3,636	3,634	3,677	3,730	3,675
Federal Home Loan Bank stock	4,029	4,029	4,029	4,029	4,275
Deposits	361,156	390,959	340,127	351,598	352,704
Federal Home Loan Bank advances	69,132	55,000	88,992	75,007	80,000
Other borrowings	5,155	5,155	25,063	5,155	5,655
Shareholders’ equity	86,723	85,548	84,352	83,344	83,053

Performance Ratios
Book value per share	$15.54	$15.34	$15.15	$14.91	$14.77
Tangible book value per share	14.01	13.80	13.61	13.37	13.24
Return on average assets (QTD annualized)	0.45%	0.94%	0.83%	1.02%	0.76%
Return on average equity (QTD annualized)	2.75	5.81	5.12	6.37	4.60
Net interest margin (QTD annualized)	3.49	3.51	3.29	3.41	3.36
Efficiency ratio	84.79	68.96	68.96	65.11	72.91

Credit Quality
Total nonperforming assets	$4,591	$4,549	$4,188	$4,446	$4,942
Total nonperforming loans	2,421	2,349	3,630	3,888	4,191

Asset Quality Ratios
Nonperforming assets to total assets	0.87%	0.84%	0.77%	0.85%	0.94%
Nonperforming loans to total loans	0.71	0.68	1.02	1.17	1.26
Allowance for loan losses to nonperforming loans	150.19	154.70	101.29	95.94	87.69
Allowance for loan losses to total loans	1.07	1.05	1.03	1.12	1.11
Net charge-offs to average loans outstanding (QTD annualized)	—	0.05	0.20	—	0.03

LaPorte Bancorp, Inc. - Page 9

LAPORTE BANCORP, INC.
Nonperforming Assets
(Unaudited)
(Dollars in thousands)

	March 31, 2016	December 31, 2015
Nonaccrual loans:
Commercial:
Real estate	$1,362	$1,396
Construction	25	41
Land	299	299
Total commercial	1,686	1,736
Mortgage	620	590
Home equity	21	23
Total nonaccrual loans	2,327	2,349

Loans greater than 90 days delinquent and still accruing:
Mortgage	94	—
Total loans greater than 90 days delinquent and still accruing	94	—
Total nonperforming loans	2,421	2,349

Foreclosed assets:
Commercial:
Real estate	$42	$72
Land	1,789	1,789
Total commercial	1,831	1,861
Mortgage	339	339
Total foreclosed assets	2,170	2,200
Total nonperforming assets	$4,591	$4,549

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. LaPorte Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

LaPorte Bancorp, Inc. - Page 10

Additional Information

In connection with the proposed merger, Horizon Bancorp (“Horizon") will file with the SEC a Registration Statement on Form S-4 that will include a Proxy Statement of LaPorte Bancorp and a Prospectus of Horizon (the “Proxy Statement/Prospectus”), as well as other relevant documents concerning the proposed transaction. Shareholders and investors are urged to read the registration statement and the Proxy Statement/Prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.

The Proxy Statement/Prospectus and other relevant materials (when they become available), and any other documents Horizon has filed with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain copies of these documents, free of charge, from Horizon at www.horizonbank.com under the tab “About Us - Investor Relations - Documents - SEC Filings” and from LaPorte Bancorp at www.laportesavingsbank.com under the tab “About Us - Investor Relations”. Alternatively, these documents, when available, can be obtained free of charge from Horizon upon written request to Horizon Bancorp, Attn: Dona Lucker, Shareholder Relations Officer, 515 Franklin Square, Michigan City, Indiana 46360 or by calling (219) 874-9272 or from LaPorte Bancorp upon written request to LaPorte Bancorp, Inc., Attn: Michele Thompson, 710 Indiana Avenue, La Porte, Indiana 46350 or by calling (219) 362-7511. The information available through Horizon’s and LaPorte Bancorp’s website is not and shall not be deemed part of this press release or incorporated by reference into other filings Horizon or LaPorte Bancorp makes with the SEC. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Horizon and LaPorte Bancorp and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of LaPorte Bancorp in connection with the proposed merger. Information about the directors and executive officers of Horizon is set forth in Horizon’s definitive proxy statement on Schedule 14A for Horizon’s 2016 annual meeting of shareholders as filed with the SEC on March 15, 2016. Information about the directors and executive officers of LaPorte Bancorp is set forth in LaPorte Bancorp’s Annual Report on Form 10-K filed with the SEC on March 23, 2016. Additional information regarding the interests of these participants and any other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.